Exhibit 99.1

GMX RESOURCES INC.

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x16	405.600.0711 x11

GMX RESOURCES INC. Announces 74% Second Quarter Earnings Growth; 89% Production Growth; Deep Drilling Success Continues; Six Rigs Drilling; Natural Gas Hedge; Operational Update; Upcoming Conference Call and Webcast

Oklahoma City, Oklahoma, Wednesday, August 2, 2006 GMX RESOURCES INC., NASDAQ GM: ‘GMXR’; (visit www.gmxresources.com for more information on the Company) GMXR announced the results for the second quarter ended June 30, 2006. “Our second quarter results were a net income of $1,592,494 compared to a net income of $914,864 for the second quarter of 2005. This was an increase of 74% for the second quarter 2006 compared to the second quarter of 2005,” stated Ken L. Kenworthy, Executive Vice President and CFO of GMXR.

Financial Results:

Net income was $1,592,494 for the second quarter of 2006 compared to a net income of $914,864 for the second quarter 2005. The increase in net income was due to an 89% increase in production volumes and less than 1% decrease in oil and gas prices. Revenues for the second quarter were $6,493,516 compared to $3,455,375 in the second quarter of 2005, an increase of 88%. Net income per share was 14 cents per basic and diluted share compared to a net of 11 cents per basic and diluted share in the second quarter 2005. For the purpose of computing the net income per diluted share in 2006, the Company had 11,388,435 weighted average common shares outstanding, an increase of 35% from the 8,406,894 weighted shares for the second quarter in 2005.

Revenues for the six months ended June 30, 2006 were $13,209,406 compared to $6,073,055 in the first six months of 2005, an increase of 118%. Net income was $3,726,821 for the six months ended June 30, 2006 compared to $1,519,388 for the first six months of 2005, a 145% increase. Net income per share for the first half of 2006 was 33 cents per diluted share compared to net income per share of 18 cents for the six months in 2005. For the purpose of computing the net income per diluted share in 2006, the Company had 11,193,210 weighted average common shares outstanding, an increase of 34% from the 8,337,736 weighted shares for the six months ended June 30, 2005, as a result of issuance of additional common shares subsequent to June 30, 2005 and the expiration of outstanding warrants in February 2006.

The increase in revenues for the first six months of 2006 versus 2005 was $7,136,351. This was offset by increases in (a) lease operations of $562,286, resulting from additional new wells and higher maintenance costs, (b) increase in depreciation, depletion and amortization of

$1,492,572 due to increased production volume and higher development costs, and (c) all other expenses of $1,878,960 due to increased production volumes and increases in general and administrative expense.

Hedge:

Effective August 1, 2006, we entered into a one-year hedging transaction with Union Bank of California for 100,000 MMbtu per month, representing approximately 30% of our current monthly production. This transaction is in the form of a fixed-price swap agreement, pursuant to which we receive (if the index price is lower than the fixed price) or pay (if the index price is higher than the fixed price) the difference between $8.005 per MMbtu and the index price, which is the Inside FERC—Houston Ship Channel price.

Operational and Joint Development Update:

2Q06 Activity North Carthage Area

Twelve gross/ 8 net wells were drilled during the 2nd Quarter 2006, of which a total of 6 gross wells/ 3.4 net wells were completed in the Lower (LCV) and Upper Cotton Valley (UCV). Four rigs were drilling during the quarter to total depths between 10,482-11,812 feet. “Testing of the Lower Cotton Valley layers was the main focus during most of the quarter until late June when completion methods and procedures became more clear,” stated Ken Kenworthy, Jr., Chief Executive Officer.

3Q06 & 2006 Planned Activity North Carthage Area

Six rigs are now drilling in our field development. Penn Virginia Oil & Gas, L.P. (“PVOG”), a subsidiary of Penn Virginia Corporation (NYSE: PVA), our joint venture partner, added two H&P Flex rigs in mid-July. During the month of July, 4 gross wells/ 1.4 net wells were drilled into the LCV and a total of 6 gross wells/ 3.4 net wells were completed in the LCV and UCV. For the year through July 2006: (i) spud (rig begins drilling) to total depth days averaged 18 days; and (ii) spud to spud (next well) days averaged 28 days (not including the new Flex rigs). Completion cycle times averaged 63 days, which are measured from spud until sales from UCV, including prior completions in LCV.

Average Initial Potentials on a 24 hour rate of production for all wells for the first half of 2006 were as follows: GMXR 100% Area LCV 752 mcfgpd & UCV 1,621 mcfgpd; JV 50% Area LCV 1,635 mcfgpd & UCV 1,675 mcfgpd; JV 30% Area LCV 398 mcfgpd & UCV 1,144 mcfgpd.

Horizontal drilling should begin this month in a JV 30% well previously drilled. The well’s lateral section will be 1,500-3,000 feet and multiple fracture treatments are planned. Four Travis Peak/ Pettit ‘Twins’ are planned to 7,000 feet in GMXR’s 100% Area. The wells are targeting multiple sand reservoirs encountered while drilling to the Cotton Valley. We expect a rig to become available this quarter and that drilling should take 8 to 10 days. We estimate that completions will consist of nitrogen foam fracture treatments and all zones will be commingled. We expect sales to occur within 40 days from spud.

Ken L. Kenworthy, Jr., President and Chief Executive Officer of GMXR, stated, “Our and PVOG’s current capacity for moving natural gas was 65 mmcfpd and we are collectively producing 28 mmcfpd. Additionally, we have ordered compression which will increase capacity on our separately owned gathering system, which is designed to increase the aggregate capacity to 77 mmcfpd. Completion cycle times continue to be shortened as we modified our completion methodology. Nine wells have now been completed and commingled with the LCV deeper layers all in the last few weeks. Net production was up 11% in July 2006 compared to June 2006. The PVOG additional rigs and our new Diamond Blue Drilling rig #11 expected arrival in the 3rd quarter could help 2H06 drilling to be a projected 51 gross wells/ 25 net wells compared to 1H06 24 gross wells/ 13.6 net wells. We remain very encouraged from early production performance for the commingled Cotton Valley wells, as well as with recent rising gas prices. Our staff has grown as our level of activities has increased. GMXR and Diamond Blue have a total of 81 employees and we also use a number of independent contractors, including pumpers, land brokers and similar service providers.

GMX RESOURCES INC. will discuss its second quarter 2006 earnings and operational update in a conference call followed by a question and answer session on Wednesday August 2, 2006 at 11:00 a.m. Central time, 12:00 Eastern time. You can participate via telephone by dialing 1-800-903-0258 and referring to conference ID “GMX” five to ten minutes before the scheduled start of the conference call. You can also access the conference call via Internet web-cast by logging on to the Company’s website at www.gmxresources.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. You can find the Internet web-cast link under the Investor Relations tab where you will be required to register your name and email address. You must have either Microsoft Media Player or Real Player to access the conference call. During the conference call periodically the company’s most recent presentation, on its website will be utilized. An on-demand replay of the teleconference call will be available until August 16, 2006 by calling 1-800-839-5146 referring to conference ID “GMX” and the web-cast will be available on GMXR’s website for 30 days.

GMX RESOURCES INC. is a rapidly growing independent E & P company. Key Gas Resource Play in Cotton Valley (CV) sands, shales and limes, Travis Peak sands & Pettit sands and limes; North Carthage Field, East Texas, Panola & Harrison County; “Tight Gas Sands” on the Sabine Uplift; 93% Natural Gas; Core Area: 99% of NAV; Stacked Multiple Reservoirs; Drilled 84 CV Wells, 7 Travis Peak Wells since inception in 1998; 28,973 gross / 15,268 net acres in LCV layers; 724 gross / 431 net CVS 40 acre locations; 7 Yrs of Development with 6 Rigs. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 122 gross/72.79 net producing wells and operates 67% of its reserves. YTD price range $50.50 - $28.65; Average Daily Volume 90 days - 296,000 shares; Common Stock Outstanding - 11,214,967 shares; Institutional Ownership approximately 60% at December 31, 2005; Management maintains 22% equity stake. The Company’s strategy is to develop its resource play with multiple rigs, increase production, grow its natural gas reserves and continue to build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries

Consolidated Balance Sheet

As of December 31, 2005 and June 30, 2006 (Unaudited)

	December 31, 2005	June 30, 2006
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,392,497	$2,039,279
Accounts receivable—interest owners	74,971	47,938
Accounts receivable—oil and gas revenues	4,188,451	2,663,884
Inventories	247,364	952,105
Prepaid expenses	10,028	39,903

Total current assets	6,913,311	5,743,109

OIL AND GAS PROPERTIES, AT COST, BASED ON THE FULL COST METHOD OF ACCOUNTING FOR OIL AND GAS PROPERTIES	68,920,264	106,621,035
Less accumulated depreciation, depletion, and amortization	(9,992,867)	(12,595,909)

	58,927,397	94,025,126

OTHER PROPERTY AND EQUIPMENT	17,044,734	28,440,502
Less accumulated depreciation	(1,793,781)	(2,834,863)

	15,250,953	25,605,639

OTHER ASSETS	11,610	118,139

TOTAL ASSETS	$81,103,271	$125,492,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,809,387	$11,941,798
Accrued expenses	419,130	330,795
Accrued interest	25,430	—
Revenue distributions payable	317,232	374,614
Short Term loan	5,100,000	—
Current portion of long-term debt	345,967	298,707

Total current liabilities	14,017,146	12,945,914

LONG-TERM DEBT, LESS CURRENT PORTION	1,410,035	26,643,784

OTHER LIABILITIES
Revenue Suspended	$1,026,661	$1,705,254
Asset Retirement Obligation	2,212,233	2,522,736
Deferred Income Taxes	1,212,100	2,207,200

	4,450,994	6,435,190
SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized; 25,000 shares Designated as Series A Junior Participating Preferred Stock, none issues and outstanding.
Common stock, par value $.001 per share—authorized 50,000,000 shares; Issued and outstanding 9,975,310 shares in 2005 and 11,214,967 shares in 2006.	9,975	11,215
Additional paid-in capital	50,965,235	65,479,203
Retained earnings	10,249,886	13,976,707

Total shareholders’ equity	61,225,096	79,467,125

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$81,103,271	$125,492,013

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
REVENUE:
Oil and gas sales	$3,450,348	$6,467,631	$6,065,243	$13,157,042
Interest income	4,543	25,885	7,292	52,042
Other income	484	—	520	322

Total revenue	3,455,375	6,493,516	6,073,055	13,209,406

EXPENSES:
Lease operations	643,126	950,571	1,091,642	1,653,928
Production and severance taxes	225,832	508,585	357,369	962,482
Depreciation, depletion, and amortization	884,071	1,581,202	1,620,872	3,113,444
Interest	89,573	162,295	149,317	204,668
General and administrative	697,909	1,348,746	1,334,467	2,552,963

Total expenses	2,540,511	4,551,399	4,553,667	8,487,485

Income before income taxes	914,864	1,942,117	1,519,388	4,721,921

INCOME TAX PROVISION:
Current	—	—	—	—
Deferred	—	349,623	—	995,100

Total Income Tax Provision	—	349,623	—	995,100
Net Income (Loss)	$914,864	$1,592,494	$1,519,388	$3,726,821

EARNINGS PER SHARE - Basic	$0.11	$0.14	$0.19	$0.34

EARNINGS PER SHARE - Diluted	$0.11	$0.14	$0.18	$0.33

WEIGHTED AVERAGE COMMON SHARE-Basic	8,223,258	11,210,188	8,173,215	11,012,818

WEIGHTED AVERAGE COMMON SHARE-Diluted	8,406,898	11,388,435	8,337,736	11,193,210

GMX Resources Inc and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

Six Months Ended June 30, 2005 & 2006

	2005	2006
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net Income	$1,519,388	$3,726,821
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	1,620,872	3,644,124
Deferred income taxes	—	995,100
Other Non Cash Changes to Net Earnings	—	307,735
Amortization of loan fees	30,530	3,470
Decrease (increase) in:
Accounts receivable	(122,483)	1,551,600
Inventory and prepaid expenses	(157,122)	(844,615)
Other Assets	(799,586)	—
Increase (decrease) in:
Accounts payable	1,093,502	4,132,411
Accrued expenses and liabilities	149,387	(113,765)
Revenue distributions payable	(6,002)	735,975

Net cash provided by operating activities	3,328,486	14,138,856

CASH FLOWS DUE TO INVESTING ACTIVITIES
Sale of oil and gas properties	24,000	—
Additions to oil and gas properties	(6,629,071)	(37,390,268)
Purchase of property and equipment	(1,220,717)	(11,395,768)

Net cash (used in) investing activities	(7,825,788)	(48,786,036)

CASH FLOWS DUE TO FINANCING ACTIVITIES
Advance on borrowings	5,015,151	30,338,733
Payments on debt	(404,672)	(10,252,244)
Proceeds from sale of stock	122,188	14, 207,473

Net cash provided by financing activities	4,732,667	34,293,962

NET INCREASE (DECREASE) IN CASH	235,365	(353,218)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	862,546	2,392,497

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,097,911	$2,039,279

CASH PAID FOR INTEREST	$118,787	$226,628